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                                                                     Exhibit 2.6
                             CONTRIBUTION AGREEMENT


     This Contribution Agreement ("Agreement"), made as of the 2nd day of March, 1997 by and among

          HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership, having its principal office at 850 Clinton Square, Rochester, New York 14604, (the "Partnership")

          BRADDOCK LEE LIMITED PARTNERSHIP, a Virginia limited partnership (the "Contributor"), having its principal office at 11501 Huff Court, North Bethesda, Maryland 20895; and

          TOWERCONSTRUCTION GROUP, LLC, a Maryland limited liability company ("Tower"), having its principal office at 11501 Huff Court, North Bethesda, Maryland 20895.

                              W I T N E S S E T H:

     WHEREAS, the Contributor owns a certain apartment complex and adjacent land located in the State of Virginia, all as more particularly described on Exhibit A;

     WHEREAS, the Contributor wishes to contribute its interest in the Property in exchange for limited partnership interests in the Partnership;

     WHEREAS, Partnership desires to acquire the Property upon the happening of certain events;

     WHEREAS, Tower has the right to manage the Property and earn fees therefor pursuant to that certain Management Agreement, dated on or about the date first written above, by and between the Contributor and Tower (the "Management Agreement");

     WHEREAS, Tower wishes to contribute its interests in the Management Agreement in exchange for limited partnership interests in the Partnership and the Partnership wishes to acquire Tower's interest in the Management Agreement in order to effect a termination of the Management Agreement;

     WHEREAS, the parties hereto also desire, subject to the terms and conditions set forth herein and in the agreement noted below, that Park Shirlington Limited Partnership ("Park Shirlington") contributes to the Partnership and the Partnership shall accept from Park Shirlington, the real property described in Schedule 1 attached hereto (the "Park Shirlington Property"), pursuant to a contribution agreement entered into between Park Shirlington, Tower and the Partnership of even date herewith (the "Park Shirlington Contribution Agreement"), and that the transactions contemplated therein close simultaneously with, and as a condition to, the closing of the transactions contemplated hereby;

     NOW, THEREFORE, in consideration, mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged, the parties hereby agree as follows:

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1.   REAL  PROPERTY  DESCRIPTION.  The Real  Property to be  contributed  by the
     Contributor consists of an apartment complex commonly known as Park Shirlington Apartments, which includes 254 apartments and one apartment converted for use as an office (the " Project"), located in Alexandria, Virginia, on land more particularly described on Exhibit A attached hereto, together and including all buildings and other improvements thereon, including but not limited to, the 254 apartment units and one apartment converted for use as an office, and all rights in and to any and all streets, roads, highways, alleys, driveways, easements and rights-of-way appurtenant thereto (the foregoing are hereafter collectively referred to as the "Property").

2. OTHER ITEMS. The following items now or at the Closing (hereinafter defined) in or on the Property and owned by the Contributor, are included in this Agreement and shall become the property of Partnership at Closing (as hereafter defined):

          A    all heating, air-conditioning, plumbing and lighting fixtures,

          B ranges, refrigerators and disposals (one of each for each apartment unit),

          C    water heaters,

          D any and all bathroom fixtures, exhaust fans, hoods, signs, screens, maintenance building, fences, cabinets, mirrors, shelving, mail boxes, and any and all related equipment in connection with the Property, and

          E any fixtures appurtenant to the Property and any other furniture or equipment used in connection with the operation and maintenance of the Property (hereinafter with the items listed in A-D above, collectively, the "Other Items").

          The Other Items will be acquired by the Partnership free and clear of all liens and encumbrances.

3.   CONSIDERATION AND MANNER OF PAYMENT.

     A In consideration for the contribution of the Property by the Contributor to the Partnership, subject to the terms and conditions herein, the Partnership agrees to issue to the Contributor or to the partners of the Contributor as designated in writing by the Contributor (collectively, the "Designees" and individually, a "Designee") limited partnership interests in the Partnership (collectively, the "Units" and each one of the Units, a "Unit") having a value, determined as described in paragraph C below, of Eleven Million Six Hundred Forty-Six Thousand Three Hundred and Forty-Four and no/100 Dollars ($11,646,344) (the "Contributor's Contribution Value"). Notwithstanding the above, the Contributor may only designate individuals or entities to be Designees who have established to the reasonable satisfaction of the Partnership that they are accredited investors under applicable securities laws.

     B In consideration for the contribution of the Management Agreement by Tower to the Partnership, subject to the terms and conditions herein, the Partnership agrees to issue Units having a value, determined as described in paragraph C below, of Six Hundred Twelve Thousand Nine Hundred Sixty-Six and no/100 Dollars ($612,966) ("Tower's Contribution Value"). Notwithstanding anything to the contrary herein, the Partnership shall be required to issue the Units to Tower and Tower shall be obligated to contribute the Management Agreement to the

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          Partnership  only if and when the Closing  occurs with  respect to the contribution of the Property by the Contributor to the Partnership.

     C The total number of Units to be issued to the Contributor, the Designees and Tower will be equal to the Contributor's Contribution Value and Tower's Contribution Value, respectively, divided by the "Market Value" of a Unit. The Market Value of a Unit shall be equal to the average closing price for 20 consecutive trading days prior to, but not including, the Closing Date of a share of common stock of Home Properties of New York, Inc., ("HME") as listed on the New York Stock Exchange. Notwithstanding the above, the Market Value shall not exceed $30 per Unit.

     D The initial distribution payable with respect to Units issued hereunder shall be made on the date on which HME pays the dividend to the holders of its common stock that relates to the earnings for the calendar quarter in which the Units were issued and shall be pro-rated such that the Contributor, Designees and Tower shall receive a pro-rata distribution for the period from the date on which the Units were issued to and including the last day of the calendar quarter in which the Units were issued.

     E Upon the expiration of the Due Diligence Period and provided Partnership has not exercised its right to terminate this Agreement, Partnership shall deposit the sum of Two Hundred Thirty Thousand Dollars ($230,000.00) with Tri-State Commercial Settlements, Inc. (the "Title Company") as a good faith deposit hereunder (the "Deposit"). The Deposit shall be deposited in an FDIC or FSLIC institution and shall be held and disbursed as provided in the Escrow Agreement attached hereto as Exhibit B. The Deposit, along with accrued interest shall be refunded to the Partnership at Closing in the event
          Partnership consummates the transaction contemplated hereby, upon termination of this Agreement by Partnership expressly permitted hereunder, or upon Contributor's default. In the event Partnership fails to acquire the Property other than by reason of a termination by Partnership expressly permitted hereunder or Contributor's default, the Deposit shall, at Contributor's election, be forfeited to the
          Contributor as liquidated damages. Any and all sums deposited hereunder shall be applied or refunded as provided herein. (All references to "Deposit" shall be deemed to include all accrued interest thereon).

4. ADJUSTMENTS AT CLOSING. The following shall be adjusted and prorated between the Contributor and the Partnership at Closing as if the Partnership was the owner of the Property as of the Closing Date. All such adjustments and pro-rations between Contributor and Partnership shall be settled in cash and shall not increase or decrease the Contributor's Contribution Value, as the case may be.

          A All ad valorem real estate taxes with respect to the Property for the calendar year or other applicable tax period in which the Closing is consummated. If the amount of such taxes is not known at Closing, proration of such taxes will be made upon the basis of the previous year's or other most recent applicable tax period taxes. In such event, the Contributor and Partnership agree to re-prorate/adjust the taxes between themselves after the Closing, based upon the full amount of the actual taxes for the Property when the amount of the actual taxes is known.

          B    water charges.
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          C    sewer charges.

          D    fuel, electricity and other utilities.

          E All tenant security deposits (and interest thereon if required by law or contract to be earned thereon) shall be transferred or credited to Partnership at Closing. At Closing, Partnership shall assume Contributor's obligations related to tenant security deposits to the extent they are properly credited and transferred to Partnership. Partnership agrees that it will indemnify, defend, hold Contributor harmless and will indemnify Contributor against all demands, claims, losses, costs, damages, expenses or liabilities, including, but not limited to, attorneys' fees, arising out of or in connection with the transfer or disposition of such security deposits.

          F    charges under the service contracts assumed by Partnership.

          G    laundry income.

          H any other charges incurred with respect to the Property which the Partnership or the Contributors are obligated to pay.

          I    Rents.

               (1) All rent payments collected as of the Closing Date for the month of Closing shall be prorated as between the parties as of the Closing Date.

               (2)  All rent  collected  after  Closing for any period  prior to
                    Closing shall belong to Contributor and, if paid to Partnership, Partnership shall promptly send such rent to the Contributor.

               (3) All rent collected by the Contributor prior to the Closing for rental periods subsequent to Closing shall be paid to Partnership at Closing.

               (4) All rent collected by Partnership or the Contributor for rental periods after the Closing shall belong to Partnership and, if paid to the Contributor, the Contributor shall promptly send such rent to Partnership.

               (5) Partnership will make reasonable efforts to collect all rents due for the month of the Closing and any past due rents, but shall not be required to bring suit to collect such rents. Any rent received from any tenant after Closing shall first be applied to pay any rent owing by that tenant for the month of the Closing and then to pay rent owing for the then current month and thereafter in reverse order of delinquency. Any rents due for the month of Closing (and accruing prior to the Closing Date) and past due rents not collected by Partnership within the period of 180 days following the Closing Date shall be assigned to the Contributor without recourse who may pursue such remedies for collection thereof for its own account.


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                    Any  error  in  the  calculation  of  adjustments  shall  be corrected subsequent to Closing with appropriate credits to be given based upon corrected adjustments, provided, however, that
               the    adjustments    (except    if   errors    are   caused   by
               misrepresentations and except for actual taxes) shall be final upon expiration of the sixtieth day after Closing.

5. COSTS. Partnership shall pay all recording fees, Partnership's attorneys' fees, one-half of any applicable transfer and recordation taxes, the costs of obtaining any title commitment and title policy and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the transferee of similar property. The Contributor shall pay one-half of any applicable transfer and recordation taxes, attorneys' fees, if any, incurred by them in connection with this transaction, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the transferor of similar property. Partnership shall pay all out-of-pocket closing costs payable by the Contributor hereunder (excluding Contributor's attorneys' fees which shall be paid directly by Contributor) and the Contribution Value of the Property shall be reduced at Closing by the amount so paid by Partnership.

6. EVIDENCE OF TITLE. The Contributor shall furnish to the Partnership, at Contributor's expense, and within ten (10) days from the execution hereof, a copy of the most recent title policy relating to the Property along with the most recent instrument survey of the Property, in each case, to the extent in its possession or control.

7.   CLOSING DOCUMENTS.

          A At the time of Closing, the Contributor shall deliver to Partnership the following:

                    (1) A special warranty deed in the form provided for under the laws of the state where the Property is located pursuant to which Contributor shall warrant title only against anyone whomsoever is lawfully claiming the Property, by through or under Contributor, but not otherwise (the "Deed"). Such Deed shall convey the Property to Partnership subject to: (i) all zoning and building laws, ordinances, resolutions and regulations of all governmental authorities having jurisdiction which affect the Property and the use and improvement thereof; (ii) all leases identified in the Rent Roll (hereinafter defined); (iii) ad valorem real estate taxes for the current year and subsequent years which are not yet due and payable; and (iv) easements, covenants, restrictions, agreements and/or reservations of record, so long as they do not interfere with the use of the Property as a rental apartment complex, if any, (v) private, public and utility easements and roads and highways, if any, and (vi) and any other exceptions not objected to or waived by Partnership under Section 9(b)(collectively, the "Permitted Exceptions").

                    (2)  A Bill of Sale in the form  attached  hereto as Exhibit
                         C;

                    (3) A current rent roll ("Rent Roll") certified, as of the date of Closing, which shall include a correct list of all tenants, all rental obligations of each tenant with respect to the Property and all security deposits along with a copy of all leases shown on the Rent Roll;


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                    (4)  An   Assignment  of  leases,   security   deposits  and
                         contracts in the form attached hereto as Exhibit D (the "Assignment") along with a copy of all contracts so assigned. In lieu of an assignment of the security deposits, the Contributor may provide Partnership with
                         a  credit  at  Closing   for  all   security   held  by
                         Contributor   (including  any  accrued   interest,   if
                         required by law or contract to be earned thereon) with respect to all leases encumbering the Property.

                    (5)  Reserved;  A

                    (6) Contributor's affidavit stating Contributor's federal taxpayer identification number and certifying that Contributor is not a foreign person, corporation, partnership, trust or estate as defined in the Internal Revenue Code and Regulations thereunder pursuant to the Foreign Investment in Real Property Tax Act of 1980.

                    (7) Copies of the personnel files of all employees employed at the Property and remaining in the employment of the Partnership after the Closing.

                    (8)  An  executed   original  of  the  Registration   Rights
                         Agreement in the form attached hereto as Exhibit E.

                    (9) An executed original of the Stock Put Agreement in the form attached hereto as Exhibit F (the "Stock Put Agreement").

                    (10) An executed  original of an assignment,  assumption and termination of Management Agreement assigning Contributor's interest as owner under the Management Agreement.

                    (11) Any additional  funds,  documents and or instruments as may be necessary for the proper performance by the Contributor of its obligations contemplated by this Agreement.

          B At the time of Closing, Partnership shall deliver to Contributor the following:

                    (1)  The Assignment;

                    (2) Evidence of organization, existence and authority of Partnership and HME and the authority of each person executing documents on behalf of each, reasonably satisfactory to Contributor;

                    (3) An opinion of a nationally recognized law firm acting as counsel for Partnership and HME reasonably acceptable in form and content to the Contributor to the effect that (1) HME has been organized in conformity with the requirements for qualification as a real estate investment trust under the Code and currently qualifies to be taxed as such, and (2) Partnership is classified as a partnership and not as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes;

                    (4)  Such  cash as may be  required  of  Partnership  to pay
                         closing   costs  or  charges   properly   allocable  to
                         Partnership;


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                    (5)  An Amendment to the Partnership's Partnership Agreement
                         in the form necessary to admit Contributor,  Designees,
                         Tower  and  their   respective   designees  as  limited
                         partners of the Partnership and evidencing the issuance of the Units required pursuant to this Agreement;

                    (6)  An  executed   original  of  the  Registration   Rights
                         Agreement in the form attached hereto as Exhibit E;

                    (7) An executed original of the Stock Put Agreement in the form attached hereto as Exhibit F; and

                    (8) Any additional funds, documents and or instruments as may be necessary for the proper performance by Partnership of its obligations contemplated by this Agreement.

                    (9) An executed original of an assignment, assumption and termination of the Management Agreement assuming Contributor's interest as owner under the Management Agreement and terminating the Management Agreement.

          C.   At  the  time  of  the  Closing,   Tower  shall  deliver  to  the
               Partnership  an  executed   original  of  a  termination  of  the
               Management Agreement.

8. INSPECTION. For a period of Thirty (30) days after the date of this Agreement (the "Due Diligence Period"), the Contributor agrees that Partnership and its authorized representatives shall have the right and privilege to enter upon the Property and the Partnership's offices, upon reasonable notice, during regular business hours, for the purpose of gathering such information and conducting such environmental and engineering studies or other tests and reviews as Partnership may deem appropriate and necessary, including but not limited to a review of the Contributor's books and records pertaining to the Property and the Other Items, matters relating to zoning compliance and compliance by the Property and the Other Items with other applicable governmental regulations, the markets in which the Property operates, any service or other contracts relating to the Property, the tax assessment on the Property and on comparable properties and such other matters as Partnership shall deem reasonably necessary or appropriate in connection with the Property and the Other Items. All such inspections, studies, tests and reviews shall be at Partnership's sole expense. Contributor agrees to cooperate with Partnership by making available to Partnership such records, plans, drawings or other data as may be in Contributor's possession or control relating to the Property and its operation; excluding however, any files containing confidential documents such as personnel documents, tax returns, appraisals, market analyses, projections, internal communications, or correspondence between the property manager and Contributor. Partnership agrees that it will provide Tower and Contributor with a copy of any third party reports received by Partnership with respect to its due diligence activities pursuant to this paragraph. In addition, promptly upon execution of this Agreement by all of the parties, the Partnership will order a commitment (the "Title Commitment") for an ALTA owner's policy in the amount of $11,646,344 from the Title Company. Partnership hereby agrees to indemnify, defend and hold Contributor, Contributor's tenants, agents, employees, partners and the Property harmless from and against all claims, losses, costs, damages, expenses or liabilities, including, but not limited to, mechanic's and materialmen's liens and attorneys' fees arising out of or in connection with Partnership's access to or entry upon the Property. If any inspection or test disturbs the Property, Partnership will restore the

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     Property,  at Partnership's own cost and expense,  to the same condition as existed prior to any inspection or test. The Partnership agrees that prior to any physical inspection or testing at the Property, it or its agents will provide the Contributor with appropriate evidence of insurance reasonably satisfactory to Contributor. The Partnership agrees that its rights under this Section 8 shall be subject to the rights of the residents at the Property and that it will use its reasonable efforts to minimize any disruption to those residents. Partnership shall have the right to terminate this Agreement if it determines that it does not wish to purchase the Property as a result of its findings during the Due Diligence Period and notifies the Contributor in writing of such decision within the Due Diligence Period (the "Termination Notice"). In such event, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement. Partnership's failure to deliver the Termination Notice within the Due Diligence Period shall be deemed to be a waiver by Partnership of its right to terminate the Agreement as provided in this Section 8.

9.   TITLE; TITLE EXAMINATION; OBJECTIONS TO TITLE.

          A Contributor shall convey the Property to Partnership by Deed, subject to the Permitted Exceptions. Title to all Other Items purchased herein, if any, shall be conveyed to Partnership by bill of sale, free and clear of all security interests, liens and encumbrances, but subject to any Permitted Exceptions.

          B Within ten (10) days after Partnership's receipt of the Title Commitment Partnership shall deliver to Contributor a statement (a "Statement of Title Defects") of defects, encumbrances or objections to title or survey matters ("Title Defects"). If Partnership fails to deliver a Statement of Title Defects within such time period as aforesaid, such failure shall be deemed to be a waiver of any such Title Defects and Contributor shall convey title in accordance with this Agreement and such Title Defects will be additional Permitted Exceptions. Upon receipt of Partnership's Statement of Title Defects, Contributor shall have five (5) business days to determine whether it wishes to attempt to cure any matters shown on such statement. If Contributor is unable or unwilling to cure or attempt to cure any such matters, Contributor shall give notice to Partnership within such five (5) day period, but if no such notice is given, Contributor shall be deemed to be unwilling to cure any such Title Defects. If Contributor does not agree to attempt such cure, Partnership shall have ten (10) days after the expiration of the foregoing five (5) business day period to terminate this Agreement, in which case it shall have the right to the return of the Deposit, or to give Contributor notice that it has elected to take title to the Property subject to the Title Defects without abatement of the Contribution Value and such Title Defects will be additional Permitted Exceptions. If no notice is given by the Partnership within the ten (10) day period, the Partnership shall be deemed to have terminated this Agreement. Partnership agrees that Contributor shall be under no obligation whatsoever to commence any proceedings, suits or actions to clear title or eliminate any Title Defects or expend any funds in connection therewith.

10. CLOSING DATE. Unless this Agreement is terminated as provided herein, the Closing shall occur within 10 days after the end of the Due Diligence Period (as hereinafter defined) (the "Closing" or "Closing Date") at the Contributor's office.


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11.  POSSESSION. Partnership shall have possession and occupancy of the Property from and after the date of delivery of the deed subject only to the Permitted Exceptions and to the rights of tenants shown on the Rent Roll delivered to Partnership at Closing pursuant to Section 7A (3).

12. BROKER'S COMMISSION. The Contributor, Tower and Partnership each represent to the other that there are no fees or commissions due as a result of their employment of any Broker other than the fees due to Carey Winston, which fees Partnership agrees to pay. The Contributor, Tower and Partnership each agree to indemnify the other for any and all claims and expenses, including legal fees, if any other fees or commission is determined to be due by reason of the employment of any other broker by the indemnifying party. This representation and indemnity shall survive the Closing.

13. RISK OF LOSS. Risk of loss resulting from any eminent domain proceeding which is commenced prior to Closing, and risk of loss to the Property due to fire or any other casualty prior to Closing shall remain with Contributor. If prior to the Closing the Property or any portion thereof is destroyed or damaged in excess of $250,000, or if the Property or any portion thereof shall is subjected to a bona fide threat of condemnation or becomes the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, Contributor shall notify Partnership thereof within a reasonable time after receipt of actual notice thereof by Contributor, but in any event prior to Closing, and, at its option, Partnership may, within 5 days after receipt of such notice, elect to cancel this Agreement in which event this Agreement shall terminate and the Deposit shall be returned to Partnership. If the Closing Date is within the aforesaid 5-day period, then Closing shall be extended to the next business day following the end of said 5-day period. If no such election is made, and in any event if the destruction or damage is not in excess of $250,000, this Agreement shall remain in full force and effect and the contribution contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Closing of this contribution, Contributor shall assign, transfer and set over to Partnership all of the right, title and interest of Contributor in and to any awards that have been or that may thereafter be made for such taking, and Contributor shall assign, transfer and set over to Partnership any insurance proceeds that may have been or that may thereafter be made for such damage or destruction giving Partnership a credit at Closing for any deductible under such policies. Contributor hereby agrees that it shall keep all insurance policies presently existing which relate to the Property in effect through the Closing Date.

14.  CONDITIONS PRECEDENT TO PARTNERSHIP'S OBLIGATION TO CLOSE.

          A It shall be a condition to Partnership's obligation to consummate the Closing that there are at Closing 254 apartment units in rentable condition and one apartment unit converted for use as the Property Office and with respect to all of which the Contributor has received no notice from any governmental authority or agency having jurisdiction over the Contributor, the Property and the Other Items stating that the Contributor, the Property or the Other Items are in violation of any federal, state, county or local laws, ordinances, rules and regulations. In the event that the Contributor has received any such notice, then at its election, the Contributor shall have up to sixty (60) days after the receipt of such notice to cure any violation set forth therein and the Closing Date shall be extended to that date which is five days after the violation has been cured, but such extension is not to be for more than 65 days. If the Contributor fails to notify the Partnership that it has elected to cure any such violation within 10 days of the receipt of any

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               such notice,  then the Contributor  shall be deemed  unwilling to cure any such violation.

               B It shall be a condition to Partnership's obligation to consummate the Closing that the Partnership has not exercised its right to terminate this Agreement as provided in Section 8.

               C It shall be a condition to Partnership's obligation to consummate the Closing that on or before the Closing Date, all management agreements relating to the Property shall have been terminated, other than the Management Agreement, the termination of which shall be effected by the Partnership and Tower immediately after its contribution to the Partnership in accordance with this Agreement.

               D It shall be a condition to Partnership's obligation to consummate the Closing that on the Closing Date the Title Company is prepared to issue a title policy insuring the Partnership's fee interest in the Property subject only to the Permitted Exceptions.

                    It is  understood  that  the  conditions  set  forth in this
               Section 14 are for Partnership's benefit and may be waived by Partnership at any time. If the above conditions are not satisfied or waived by the Partnership, the Partnership shall have the right to terminate this Agreement by written notice to the Contributor. In the event of such a termination, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except Partnership shall have the right to the return of its Deposit and the obligations set forth in Sections 8 and 12 herein shall survive any such termination.

15. CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE. In addition to all other conditions set forth herein, the obligation of Contributor and Tower, on the one hand, and Partnership, on the other hand, to consummate the Closing contemplated hereunder shall be contingent upon the following:

          A The other party's representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date.

          B As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered;

          C There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the other party's ability to perform its obligations under this Agreement; and

          D There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby.


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

          E With respect to Contributor's and Tower's obligations to consummate the Closing, as of the Closing Date, Park Shirlington shall have contributed and the Partnership shall have accepted the Park Shirlington Property pursuant to the Park Shirlington Contribution Agreement and the transactions contemplated therein have closed simultaneously with the transactions contemplated hereby.

          So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, (i) terminate the Agreement by delivering written notice of termination to the other party on or before the Closing Date specifying the unsatisfied condition entitling the non-defaulting party to terminate this Agreement and provided the other party fails to satisfy the condition specified in the notice within five days after receipt of the notice; (ii) elect to extend the Closing for up to 60 days until such condition is satisfied, and (iii) elect to consummate the transaction, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the nonsatisfaction of such condition, there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had actual knowledge at the Closing. Notwithstanding the foregoing, the failure of a condition due to the breach of a party shall not relieve such breaching party from any liability it would otherwise have hereunder. So long as the Partnership is not in default hereunder, upon termination of this Agreement as provided above, the Partnership shall have the right to the return of its Deposit.

16. REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR. The Contributor makes the following representations and warranties to Partnership as of the date hereof and as of Closing:

          A To the best of the Contributor's knowledge, the leases (the "Leases") listed on the rent roll attached hereto as Exhibit G and the contracts listed on the attached Exhibit H (the "Contracts") comprise all of the leases and rights to the property and all of the contracts to which Partnership will be subject on the Closing Date

          B. All of Contributor's obligations under the Leases and Contracts are fully performed and, to the best of such Contributor's knowledge, except as set forth on the attached Exhibits and except for delinquencies in the payment of rent for the current month, there is no default under any of the Leases and Contracts by any party thereto or no event which, with the giving of notice or passage of time, or both, would constitute a default thereunder. There are no other security deposits (the "Security Deposits") except as identified on Exhibit G.

          C. The Contributor has made no prior assignment or conveyance of the Leases, Security Deposits and Contracts and the Contributor is the valid holder of landlord's interest in the Leases, and has the full power and authority to assign its interest in the Leases, Security Deposits and Contracts to Partnership.

          D To the best of the Contributor's knowledge, there is no litigation, proceeding or investigation pending, or to the knowledge of the Contributor threatened, against or affecting the Contributor that might affect or relate to the validity of this Agreement, any action taken or to be taken pursuant hereto, or the Property or the Other Items or any part or the operation thereof, whether or not fully covered by insurance.

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

          E To the best of the Contributor's knowledge, the Contributor has not received any written notices from any governmental authority or agency having jurisdiction over the Contributor or the
               Property that the Contributor, the Property or the Other Items are in violation of, any law, ordinance, rule, regulation or code or condition in any approval or permit pursuant thereto (including without limitation, any zoning, sign, environmental, labor, safety, health or price or wage control, ordinance, rule, regulation or order of) applicable to the ownership, development, operation or maintenance of the Property or the Other Items. Promptly upon receipt of any such notice, the Contributor shall provide the Partnership with a copy.

          F All of Tower's obligations under the Management Agreement have been performed and the Partnership has no claim of any nature against Tower or any of its successors and assigns relating to the Management Agreement.

               The Partnership acknowledges, understands and agrees that, except as provided in this Agreement to the contrary, Partnership's acquisition of the Property and Other Items and any other rights and interests to be contributed, conveyed, transferred and/or assigned is on an "AS IS" "WHERE IS" PHYSICAL BASIS, WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH REGARD TO PHYSICAL CONDITION OR COMPLIANCE WITH ANY LEGAL REQUIREMENTS OR TITLE EXCEPTIONS OF THE PROPERTY, INCLUDING WITHOUT LIMITATION ANY LATENT OR PATENT DEFECTS, CONDITION OF SOILS (INCLUDING SURFACE AND SUBSURFACE CONDITIONS), EXISTENCE OR NON EXISTENCE OF HAZARDOUS SUBSTANCES OR POLLUTANTS, QUALITY OF CONSTRUCTION, STATE OF REPAIR, WORKMANSHIP, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR AS TO THE PHYSICAL MEASUREMENTS OR USABLE SPACE THEREOF, TITLE TO THE PROPERTY, THE ASSIGNABILITY, ASSUMABILITY OR TRANSFERABILITY OR VALIDITY OF ANY LICENSES, PERMITS, GOVERNMENT APPROVALS, WARRANTIES OR GUARANTIES RELATING TO THE PROPERTY OR THE USE OR OPERATION THEREOF, ZONING, BUILDING CODE, ACCESS, ENVIRONMENTAL, FIRE OR LIFE SAFETY, SUBDIVISION OR OTHER ORDINANCES, LAWS, CODES OR REGULATIONS, OF ANY KIND, PRIOR OR CURRENT OPERATIONS CONDUCTED ON THE PROPERTY AND SURROUNDING PROPERTY, OR ANY COVENANTS, CONDITIONS, RESTRICTIONS OR DECLARATIONS OF RECORD AND ALL OTHER MATTERS OR THINGS AFFECTING OR RELATING TO THE PROPERTY.

               As used in the foregoing representations and warranties, the phrase "to the best of Contributor's knowledge" shall mean the actual, conscious knowledge of Edgar W. Tullar, the Contributor's Director of Operations.

               The representations and warranties of the Contributor contained in this Agreement, the statements in any Exhibit or Schedules attached to this Agreement, or other instruments furnished to Partnership at or prior to Closing pursuant to this Agreement, or in connection with the transactions contemplated pursuant to this Agreement, do not contain any untrue statements of a material fact, or fail to state a material fact necessary to make it not misleading.


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

               The  representations  and warranties  contained  herein shall not survive delivery of the Deed and shall merge therein. This expiration shall not apply to the representation set forth in paragraphs 16.D. and 16.F. or to any breach of warranty or representation which arises out of an intentional material misrepresentation made by the Contributor.

17. REPRESENTATIONS AND WARRANTIES OF PARTNERSHIP. Partnership represents and warrants to the Contributor, Tower and Designees as of the date hereof and as of the Closing as follows:

          A Partnership is and will be as of the date of Closing duly organized, validly existing and in good standing under the laws of the State of New York and has all the requisite power and authority to enter into and carry out this Agreement according to its terms.

          B This Agreement has been duly authorized, executed and delivered and constitutes a legal and binding obligation of Partnership, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

          C    To the  best of its  knowledge  after  due  inquiry,  there is no litigation, proceeding or investigation pending, or to the knowledge of Partnership threatened, against or affecting Partnership or the partners of Partnership that might affect or relate to the validity of this Agreement or any action taken or to be taken pursuant hereto, or that might have a material adverse effect on the business or operations of the Partnership.

          D HME has been organized in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code of 1986 (the "Code") and its method of operation is expected to enable it to continue to satisfy the requirements for taxation as a real estate investment trust under the Code for the fiscal year ending December 31, 1997 and in the future.

          E    The  Partnership  is classified  as a  partnership  and not as an
               association  (or  publicly  traded  partnership)   taxable  as  a
               corporation for federal income tax purposes.

          F (i) HME and the Partnership have filed or caused to be filed all federal, state, local, foreign and other tax returns, reports, information returns and statements required to be filed by them;
               (ii) HME and the Partnership have paid or caused to be paid all taxes (including interest and penalties) that are shown as due and payable on such returns or claimed by any taxing authority to be due and payable with respect to such returns, except those which are being contested by them in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on their books in accordance with generally accepted accounting principles consistently applied; (iii) HME and the Partnership do not have any material liabilities for taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by them in accordance with generally accepted accounting principles consistently applied; (iv) as of the date of this Agreement, Federal and state income tax returns for HME and the Partnership have not been audited by the Internal Revenue Service or state authorities; (v) as of the date of this Agreement, no deficiency, assessment with respect to, or proposed adjustment of, HME's or the Partnership's federal, state, local, foreign or other

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

               tax
               returns is pending or, to the best of the Partnership's knowledge, threatened; and (vi) as of the date of this Agreement, there is no tax lien, whether imposed by any federal, state, local or other tax authority, outstanding against the assets, properties or business of HME or the Partnership

          G. The Partnership has delivered to Contributor a complete and correct copy of: (i) the Articles of Incorporation and by-laws of HME; and (ii) the Second Amended and Restated Agreement of Limited Partnership of Partnership, in each case, as amended.

          H. The Partnership has previously made available to the Contributor as requested in writing by the Contributor complete and correct copies of: (i) the annual report on Form 10-K for HME for the period ending December 31, 1996; (ii) all quarterly reports on Form 10-Q for HME for each of the first three quarters in 1997;
               (iii) definitive proxy statement for HME for the 1997 Shareholders' Meeting; (iv) any current reports on Form 8-K filed by HME since September 30, 1997; and (v) any other form, report, schedule and statement and filed by HME for 1997 with the Securities and Exchange Commission ("SEC") under the Exchange Act, since January 1, 1997 (collectively, the "SEC Documents"). As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Exchange Act to the extent applicable to such SEC Documents, and none of such SEC Documents (as of their respective dates) contained an untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except as the same was corrected or superseded in a subsequent document duly filed with the SEC. HME is not aware of any reports or filings required to be filed under the Exchange Act with the SEC under the rules and regulations of the SEC that have not been filed.

                    The   representations  and  warranties  of  the  Partnership
               contained in this Agreement, the statements in any Exhibit or Schedules attached to this Agreement, or other instruments furnished to Contributor at or prior to Closing pursuant to this Agreement, or in connection with the transactions contemplated pursuant to this Agreement, do not contain any untrue statements or a material fact, or fail to state a material fact necessary to make it not misleading.

                    The  representations  and warranties  contained herein shall survive delivery of the assignment of the Deed and shall not merge therein.

18. ASSIGNMENT. This Agreement, and all or any portion of the rights of Partnership hereunder, may not be assigned by Partnership without the prior written consent of the Contributor, which may be granted or withheld in its sole discretion.

19. NOTICE. All notices given pursuant to any provisions of this Agreement shall be in writing and shall be effective upon receipt and then only if delivered personally, or sent by registered or certified mail, postage prepaid or sent by a national over-night carrier, or by telecopy with confirmation of receipt to the addresses set forth below:

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

         To the Contributor
           and Tower:                          c/o The Tower Companies
                                               Attn: Jeffrey S. Abramson
                                               11501 Huff Court
                                               North Bethesda, Maryland 20895
                                               Telecopy No.: (301) 984-6033

         To Partnership:                       HOME PROPERTIES OF NEW YORK, L.P.
                                               Attn:  Norman Leenhouts, Chairman
                                               850 Clinton Square
                                               Rochester, New York  14604
                                               Telecopy No.: (716) 546-5433

20. PLANS. The Contributor agrees to provide Partnership with all plans and architectural drawings in their possession for the improvements completed at the Property, including, without limitation, all "as-built" plansin their possession and the Contributor further agree that they will endeavor to turn over the same to Partnership at the Property during the Due Diligence Period.

21.  APPLICABLE   LAW.  This  Agreement  shall  be  construed  and  governed  in accordance with the laws of the State of Virginia.

22. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties, and any and all prior understandings or agreements, whether written or oral, are hereby merged into this Agreement. This Agreement cannot be modified except by a written instrument signed by the parties hereto.

23. BINDING AGREEMENT. This Agreement shall not be binding or effective until properly executed by Partnership, Tower and the Contributor.

24. CONFIDENTIALITY. By execution of this Agreement and except as otherwise provided herein, prior to the Closing the Contributor, Tower and Partnership agree to keep any and all information with respect to the transactions contemplated by this Agreement strictly confidential, and will not disclose any such information, without the other's prior written consent, unless such disclosure is required by law or judicial process. The Partnership may disclose the existence of this Agreement to the extent necessary to conduct its due diligence with respect to the Property. The Partnership agrees that it will obtain the consent of the Contributor, which shall not be unreasonably withheld or delayed, with respect to the content of any press releases to be issued on or after the Closing Date by the Partnership relating to the transaction described herein.

25.  CONTRIBUTOR COVENANTS.

          A Upon the request of the Partnership, the Contributor will provide, or cause to be provided, a signed representation letter substantially in the form attached hereto as Exhibit I. The Contributor will provide access by Partnership's representatives, to all financial and other information relating to the Property as is sufficient to enable them to prepare audited financial statements, at Partnership's expense, in conformity with
               Regulation S-X of the Securities and Exchange Commission (the "Commission") and any registration statement, report or disclosure statement required to be filed with the Commission.

          B Prior to the Closing Date, the Contributor shall continue to fulfill all of their obligations under the terms of the leases encumbering the Property and under the service contracts and the Contributor shall operate, maintain and repair all landscaping, buildings, fixtures and facilities in accordance with its current practices.

          C Contributor covenants that it hereby waives any and all claims it may have against the Partnership as assignee of the Management Agreement relating to any defaults by Tower in the performance of its obligations under the Management Agreement.

          D The Contributor covenants that it will not assign its Units to any person or entity unless such person or entity shall establish that they are an accredited investor under applicable securities laws, unless prior to that assignment the Contributor or the assignee has properly exercised their rights under the Stock Put Agreement, such exercise to be immediately effective upon receipt of the assigned Units.

26.  PARTNERSHIP COVENANTS.

          A The Partnership hereby covenants to the Contributor, Tower and any Designees as follows:

               (i) For a period of fifteen (15) years from and after the Closing Date, the Partnership shall not sell, exchange, transfer or otherwise dispose of the Property unless such transaction occurs in a manner as to be tax free to the Contributor and its partners, Tower and any Designees and their respective successors and assigns. After the foregoing 15-year period, Partnership will use commercially reasonable efforts to effect any disposition of all or part of the
                    Property   through  a  I.R.S. Code Section 1031  tax-free
                    exchange  or  other
                    transaction which does not cause federal income tax gain to be incurred by the Contributor, its partners, Tower, any Designees and their respective successors and assigns. In the event that the Partnership breaches any of its obligations set forth in this Section 26(A)(i), Partnership shall indemnify, defend and hold harmless each of Contributor, its partners, Tower, any Designees and their respective successors and assigns (each an "Indemnified Party" and collectively the "Indemnified Parties") from and against the aggregate federal, state and local income taxes incurred by such Indemnified Party as a result thereof (collectively, "Taxes") plus the Taxes incurred by such Indemnified Party as a result of the receipt of the Indemnity Payment (the "Tax Indemnity Amount"). Any such Taxes shall be deemed to be the amount of gain or income recognized by the relevant Indemnified Party multiplied by the highest actual rate or rates imposed upon such Indemnified Party for such gain or income (assuming it is the last dollar of income or gain) for the year in which such gain or income is recognized. In determining the Tax Indemnity Amount, no effect shall be given to the Indemnified Parties' tax deductions, tax credits, tax carry forwards nor to any other of their tax benefits or tax attributes. The Tax Indemnity Amount shall be payable by the Partnership to each Indemnified Party not later than thirty
                    (30) days following the filing of tax returns for the Indemnified Party for the year in question.

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

               (ii) The Partnership hereby guaranties to Contributor, Tower, any
                    Designees  and their  respective  successors,  assigns,  and designees that for the Applicable Period (hereinafter defined): (a) the value of each Unit shall not be less than the initial Market Value; and (b) each Unit shall receive or accrue a return on the initial Market Value of not less than eight percent (8%) compounded quarterly (the "Value Guaranty"). For purposes of the foregoing Value Guaranty, the 8% return shall be deemed to include both (x) cash and non-cash dividends and distributions relating to the Units paid or payable with respect to the Applicable Period, and
                    (y) amounts by which the value of the Units (based on the average closing price for 20 consecutive trading days prior to, but not including, the expiration date of the relevant Applicable Period of a share of common stock of HME as listed on the New York Stock Exchange) at the end of the Applicable Period exceeds the initial Market Value.

                    The Partnership shall pay any obligations accruing under the foregoing Value Guaranty with respect to each Unit upon the expiration of the relevant Applicable Period in the form of additional Units. Two examples of the application of the foregoing Value Guaranty are attached as Exhibit J.

                    For purposes of this Section, the term "Applicable Period" means the shorter of the following three periods of time:
                    (aa) from the Closing Date to the 36th month anniversary of the Closing Date; (bb) from the Closing Date to the date on which the Unit owner exercises its Purchase Right (as defined in the Partnership Agreement); and (cc) from the Closing Date to the date on which the Unit owner exercises its put rights pursuant to the Stock Put Agreement.

               (iii)The  Partnership  covenants and agrees that it shall use its reasonable commercial efforts to cause HME to continue to be taxed as a real estate investment trust under the Code unless the Board of Directors of HME determines that it is in the best interests of shareholders of HME to be taxed otherwise.

               (iv) The Partnership agrees to use the "traditional method" under
                    Section 704(c) of the U.S. Internal Revenue Code to adjust for discrepancies between the agreed-upon value of the various components of the contributed Property (or for any property received in exchange for the contributed Property in a like-kind exchange) and the adjusted tax basis of such components.

27.  REPRESENTATIONS AND COVENANTS OF TOWER.

          A Tower hereby represents and warrants to the Partnership as of the date hereof and as of the Closing Date that it has made no prior assignment of its rights under the Management Agreement and that it has the full power and authority to assign its interest in the Management Agreement to the Partnership.


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          B    Tower hereby  represents  and warrants  that it is an  accredited investor under the applicable securities laws and covenants that it will not assign its Units to any person or entity unless such person or entity shall establish that they are also such an accredited investor.

28. DEFAULT. In the event that Partnership fails to acquire the Property pursuant to this Agreement other than by reason of a termination by Partnership expressly permitted hereunder or Contributor's or Tower's default, Partnership agrees that Contributor's and Tower's sole remedies shall be (i) to have the Title Company deliver the Deposit to Contributor and Tower as liquidated damages to recompense Contributor and Tower for time spent, labor and services performed, and loss of its bargain and to terminate this Agreement; or (ii) to seek specific performance. The
     Partnership acknowledges that in the event of such a failure by the Partnership, the damages suffered by the Contributor and Tower will be difficult to ascertain with certainty. Therefore, the Partnership, the Contributor and Tower agree that in the event of such a failure by the Partnership, and if the Contributor and Tower do not elect to seek specific performance, then the sum of $230,000 is a good faith estimate of the Contributor's and Tower's damages and at Contributor's election said sum shall be promptly paid to Contributor and Tower in the form of the Deposit. In such event the Contributor and Tower agree to accept the Deposit as Contributor's and Tower's total damages and relief hereunder in the event of Partnership's default hereunder. In the event that Partnership does so default and this Agreement is terminated, Partnership shall have no further right, title, or interest in the Property. In the event Contributor fails to sell the Property to Partnership pursuant to this Agreement or Tower fails to terminate the Management Agreement other than by reason of a termination by Contributor expressly permitted hereunder or Partnership's default, Partnership's sole remedies shall be (i) cancellation of this Agreement in which event Partnership shall be entitled to the return by the Title Company to Partnership of the Deposit, or (ii) to seek specific performance. In no event shall either party be entitled to any remedies or damages for breach of this Agreement, except as set forth hereinabove. And in no event shall any party be entitled to punitive or consequential damages for the breach of this Agreement.

29. RECORDATION. Neither Party may record this Contribution Agreement; and any recordation shall render the contract void. Also, neither party may file a lis pendens against the Property.

30. TOWER'S INABILITY TO PERFORM. Notwithstanding anything set forth herein to the contrary, if Tower is unable or unwilling to contribute the Management Agreement to the Partnership at Closing: (i) this Agreement shall remain in full force and effect; (ii) Tower shall be deleted as a party to this Agreement, shall have no rights or liabilities hereunder and shall be released of any liabilities accruing under this Agreement by the other parties hereto; (iii) the Contributor's Contribution Value shall be increased by the amount of Tower's Contribution Value; (iv) Contributor shall deliver the Property to the Partnership free and clear of the Management Agreement; and (v) Contributor shall indemnify, defend and hold Partnership harmless from any claims made by Tower for any management fees respecting the Property.

31. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach or the validity thereof shall be settled by final and binding arbitration in accordance with the most current Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA"). The arbitration shall be conducted by a tribunal of three (3) arbitrators (the "Tribunal"). Each party shall appoint an arbitrator within ten (10) days from the filing of the Demand and Submission in accordance with

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     Paragraph 7 of the Rules and the two (2) arbitrators  shall jointly appoint the third arbitrator, within fifteen (15) days from their appointment, in accordance with Paragraph 7 of the Rules. If the two (2) appointed arbitrators fail to agree upon a third arbitrator within said fifteen (15) days and fail to agree to an extension of such period, the third arbitrator shall be appointed by the AAA in accordance with Paragraph 15 of the Rules. The place of arbitration shall be Arlington, Virginia and the Award shall be issued at the place of arbitration. The Tribunal may, however, call and conduct hearings and meetings at such other places as the parties may agree. The law applicable to the arbitration procedure shall be the Federal Arbitration Act (the "Act") as supplemented by any law of the place of arbitration which is not inconsistent with the Act.

     The decision of the Tribunal (the "Award") shall be made within ninety (90) days of the appointment of the Tribunal pursuant to the provisions hereof, and the parties hereby agree that any such decision need not be accompanied by a reasoned opinion. The Award may, except as limited by Section 27 of this Agreement, include (i) recovery of actual damages for violation of any obligations under this Agreement or of governing law, including the recovery of attorneys' fees to the prevailing party (ii) injunctive relief against threatened or actual violations of any obligation under the Agreement or of governing law or (iii), if and to the extent permitted under the terms of the Agreement, the remedy of specific performance. The Award shall be final and binding on the parties. Judgment upon the Award may be entered in any court having jurisdiction thereof or having jurisdiction over one or more of the parties or their assets. The parties specifically waive any right they may enjoy to apply to any court for relief from the provisions of this Agreement or from any decision of the Tribunal made prior to the Award.

32. EXECUTION IN COUNTERPARTS. . This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected thereon as the signatories.

33. SIGNATURE BY FACSIMILE. The parties may execute and deliver this Agreement by forwarding signed facsimile copies of their signature page to this Agreement and delivering an original of the same by overnight courier. Such facsimile signatures shall have the same binding effect as original signatures, and the parties hereby waive any defense to validity based on any such copies or signatures.

34. ACCREDITED STATUS. The Contributor and Tower hereby represent to the Partnership that they each are as of the date of this Agreement, and will be as of the Closing Date, an accredited investor under applicable securities laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be executed as of the day and date first above written.

                                    HOME PROPERTIES OF NEW YORK, L.P.
                                    By:  Home Properties of New York, Inc.
                                           General Partner

                                    By:       /s/ Amy L. Tait
                                              ---------------------------
                                              Amy L. Tait

                                    Title:    Executive Vice President
                                              ---------------------------

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



                                    BRADDOCK LEE LIMITED PARTNERSHIP


                                     By:      /s/ Ronald D. Abramson
                                              ---------------------------


                                     Print Name: Ronald D. Abramson


                                     Title:      General Partner




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

                                    BRADDOCK LEE LIMITED PARTNERSHIP


                                     By:          /s/ Lane F. Libby
                                             ----------------------------------


                                     Print Name: Lane F. Libby


                                     Title:   General Partner



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

                                    BRADDOCK LEE LIMITED PARTNERSHIP


                           By:      /s/ Leona Libby Feldman
                                   -------------------------------------------

                           Print Name:  Leona Libby Feldman


                           Title:       General Partner



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

                           TOWER CONSTRUCTION GROUP, L.L.C


                           By:     /s/ Jeffrey S. Abramson
                                   -------------------------------------------

                           Title:  Jeffrey S. Abramson, Manager

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